EXHIBIT 12

                                 PSEG POWER LLC
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                       -------------------------
                                                        For the Quarters Ended
                                                               March 31,
                                                       -------------------------
                                                           2002         2001
                                                       -----------  ------------

Earnings as Defined in Regulation S-K (A):

Net Income                                                    $120          $102
Income Taxes                                                    80            70
Fixed Charges                                                   28            64
                                                       -----------  ------------
Earnings                                                      $228          $236
                                                       ===========  ============

Fixed Charges as Defined in Regulation S-K (B):

Total Interest Expense                                         $49           $71
                                                       -----------  ------------
Total Fixed Charges                                            $49           $71
                                                       ===========  ============

Ratio of Earnings to Fixed Charges                            4.65          3.32
                                                       ===========  ============

(A) The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude the amount of any interest capitalized during the period.

(B)  Fixed Charges represent (a) interest, whether expensed or capitalized,  and
     (b) amortization of debt discount, premium and expense.